Brocker-Bloodhound 02-24 0424

News release via Canada NewsWire, Calgary 403-269-7605 -ME-

Attention Business Editors:

^Brocker Signs Sales Agreement for Bloodhound(TM) 2000@

AUCKLAND, NEW ZEALAND, Feb. 24 /CNW/ - Brocker Technology Group Ltd.

("Brocker") is pleased to announce that a sales agreement has been signed with GDC Communications Ltd. ("GDC") to market and re-sell Brocker's

Personal Number Service "Bloodhound(TM) 2000" in New Zealand.

Bloodhound(TM) 2000 (`Bloodhound') is a personal number service

Providing one unique number to manage all of an individual's communication requirements.

The mobile telephone, home telephone, business telephones, pager notification and faxes are routed via Bloodhound. The Virtual Assistant answers all incoming calls, searches for the subscriber and announces the caller's identity. Bloodhound offers call screening, call forwarding, voicemail,

faxmail, and fully integrated messaging including email notification and delivery of voice messages and fax documents. A caller to a Bloodhound subscriber need only dial one number to establish contact and Bloodhound does the rest as it tracks the subscriber down.

GDC is a well established leading provider of telecommunication solutions

in New Zealand with over 200 employees. Francis Wynne, Corporate Sales

Manager explains, "We believe Bloodhound(TM) 2000 is unique and that it has tremendous appeal. We will aggressively market this product to our substantial installed base of clients, as well as presenting Bloodhound(TM)

2000 into new sales opportunities." GDC Communications Ltd. web site is

www.gdc.co.nz.

Mike Ridgway, Chief Executive Officer of Brocker reports, "We are very

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excited about the potential markets that Bloodhound is suited to. Brocker will continue to expand its efforts to reach new markets with a global perspective in mind."

This agreement coincides with a new feature release of the

Bloodhound(TM)

2000 Personal Number Service enabling internet management of the telephony devices identified in a customer's profile. Previously, this could only be completed using telephone technology via touchtone telephones.

Brocker Technology Group Ltd. is a technology innovator and

distributor,

integrating the internet, computer, telephone and mobile phone technologies into an internet enterprise suite of software applications. Please visit the company's web site at www.brockergroup.com.

Brocker is a public company listed on the Toronto Stock Exchange and trades under the symbol "BKI".

Bloodhound(TM) is the property of Powercall Technologies Ltd., a wholly owned subsidiary of Brocker Technology Group Ltd. All rights reserved.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

%SEDAR: 00008097E

-0- 02/24/2000

/For further information: Stephen Hassall, General Manager Marketing &

Client Services, Telephone 011-649-481-9960, e-mail:

shassall(at)brocker.co.nz; Mike Ridgway, Chief Executive Officer, Bloodhound

011-649-374-0000, e-mail: mridgway(at)brocker.co.nz; North America Investor

Relations 1-800-299-7823, or brocker(at)cadvision.com/